                                                                  EXHIBIT 10-AL


                              AMENDED AND RESTATED
                            REVOLVING LOAN AGREEMENT


             This Amended and Restated Revolving Loan Agreement ("Agreement"), dated as of January 1, 1995, is entered into by and between FoxMeyer Corporation, a Delaware corporation formerly known as FoxMeyer Acquisition Corp. ("Lender"), and FoxMeyer Health Corporation, a Delaware corporation formerly known as National Intergroup, Inc. ("Borrower").

             WHEREAS, Borrower and Lender are parties to a Loan Agreement dated as of November 25, 1992, as amended by letter agreements dated April 21, 1993, September 30, 1993 and December 17, 1993 (as amended, the "Original Agreement"), pursuant to which Lender made a secured term loan to Borrower; and

             WHEREAS, Borrower and Lender desire to amend and restate the Original Agreement on the following terms and conditions;

             NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree to amend the Original Agreement and restate it in its entirety to read as follows:


                                   ARTICLE I

                           Amount and Terms of Credit

        1.1. Revolving Loan. Upon the terms and subject to the conditions set forth in this Agreement, Lender agrees to make loans (the "Loan" or "Loans") to Borrower at any time and from time to time before December 15, 1996 (the "Termination Date") and in accordance with Section 1.2 hereof, not to exceed at any one time outstanding from Borrower $30,000,000 (the "Commitment"). Borrower shall have the right to borrow, repay and reborrow up to the amount of the Commitment. The Loans shall be evidenced by, and shall bear interest and be payable as provided in, the note of Borrower of even date herewith (the "Note").

        1.2. Making of the Loans. Each Loan shall be made by Lender (a) within four business days (or such shorter period as Lender may permit) after the date of receipt by Lender of a completed and executed certificate ("Loan Request Certificate") substantially in the form of Exhibit A hereto, and (b) by wire transfer of immediately available funds to such account, and in such amount, as Borrower specifies in the Loan Request Certificate; provided, however, that no Loan shall be made in principal amount of less than $100,000.


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        1.3  Loan Maturity.  The principal amount of the Note, together with all accrued and unpaid interest thereon, shall be due and payable in full on the Termination Date. Notwithstanding anything to the contrary contained herein, Lender may declare any or all of the entire unpaid principal amount of the Note, together with all accrued and unpaid interest thereon, immediately due and payable if payment of any or all of the amounts due from Lender under the Amended and Restated Loan Agreement (as amended, restated, extended or renewed, the "FoxMeyer Loan Agreement") dated as of April 29, 1993 by and among FoxMeyer Corporation, Citicorp USA, Inc., as agent, NationsBank of Texas, N.A., as co-agent, and the other lenders party thereto, is accelerated for any reason whatsoever.

        1.4. Use of Proceeds. Borrower shall use all proceeds of the Loans for working capital requirements or general corporate purposes of Borrower. Notwithstanding the foregoing, Borrower shall not use any proceeds of the Loans
(i) to retire, repurchase, redeem, or otherwise acquire shares of its capital stock or (ii) to acquire any margin security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, in contravention of Regulation G, T, U, or X issued by the Board of Governors of the Federal Reserve System.

        1.5. Interest.

             (a) Borrower shall pay interest to Lender on the aggregate outstanding principal amount of the Loans at a rate (the "Rate") per annum equal to the sum of 2.0% plus the annual effective interest rate in effect on the first day of each calendar quarter commencing on January 1, 1993, under (i) the Note Agreements dated as of April 15, 1993 between Lender and each purchaser party thereto with respect to Lender's $198,000,000 7.09% Senior Notes Due April 15, 2005, or (ii) if such 7.09% Senior Notes are no longer outstanding, the loan having the longest term maturity date under Lender's then existing credit facilities. Such interest shall be calculated based on the daily aggregate outstanding principal amount of the Loans and on a 360-day year, for actual days elapsed.

             (b) Borrower shall pay interest at the Rate on the Loans quarterly in arrears on the second to last business day of each March, June, September, and December.

             (c) Notwithstanding anything to the contrary set forth in this Agreement or in the Note, if at any time before payment in full of the Loans, the Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder with respect to the affected Note shall be equal



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to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder with respect to the affected Note at the Maximum Lawful Rate until such time as the total interest received by Lender on the Loans is equal to the total interest which Lender would have received if the Rate had been in effect at all times. Thereafter, the interest rate payable hereunder shall be at the Rate unless and until the Rate again exceeds the Maximum Lawful Rate, in which event this Section 1.5(c) shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount of interest that would have been due hereunder if interest had been payable at the Maximum Lawful Rate. Lender hereby notifies and discloses to Borrower that, for purposes of Tex. Rev. Civ. Stat. Ann. art. 5069-1.04, as it may be amended from time to time, the applicable rate ceiling shall be the "indicated rate" ceiling from time-to-time in effect as limited by art. 5069-1.04(b); provided, however, that, to the extent permitted by applicable law, Lender shall have the right to change the applicable ceiling rate from time to time in accordance with applicable law.

        1.6. Receipt of Payments. Borrower shall make each payment under this Agreement on the day when due by wire transfer of immediately available funds to such account as Lender specifies to Borrower.

        1.7. Indemnity. Borrower shall indemnify Lender and hold Lender harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities, and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by Lender as the result of (a) entering into this Agreement, the Pledge Agreement dated as of January 1, 1995 between Lender and Borrower, or the Note (collectively, the "Loan Documents") or extending credit hereunder; provided, however, that Borrower shall not be liable for such indemnification to Lender to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from Lender's gross negligence or wilful misconduct; or (b) any breach by Borrower of any representation, warranty, or covenant made by Borrower in this Agreement.

        1.8. Taxes. Borrower agrees to pay present or future stamp or documentary taxes or any other excise taxes, charges, or other similar imposts that arise from any payment made hereunder or under the Note or from the execution, sale, transfer, delivery, or registration of, or otherwise with respect to, the Loan Documents or any other agreements or instruments contemplated thereby. Borrower shall indemnify Lender and hold Lender harmless from and against any and all such taxes whether or not such taxes were properly or legally asserted. Such indemnification shall be made within 30 days from the date Lender makes written demand therefor.





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


                                   ARTICLE II

                                    Security

        2.1. To secure the prompt and complete payment and performance by Borrower of the Loan, Borrower has executed and delivered the Pledge Agreement between Lender and Borrower dated as of January 1, 1995 (the "Pledge Agreement").


                                  ARTICLE III

                              Conditions Precedent

        The obligations of Lender hereunder to make Loans are subject to the fulfillment, on or before the making of each Loan, of each of the following conditions (all or any of which may be waived in whole or in part by Lender).

        3.1. Loan Request Certificate. Borrower shall have completed, executed, and delivered a Loan Request Certificate.

        3.2. Representations and Warranties. All of the representations and warranties made by Borrower in this Agreement and the Pledge Agreement shall be true in all material respects as of the date of each Loan advance as though such representations and warranties were made on and as of such date, except to the extent that any such representation or warranty expressly relates to a specified date.

        3.3. Event of Default. No event shall have occurred and be continuing, or would occur as a result of a Loan advance, that constitutes or would constitute (with or without notice or lapse of time or both) an Event of Default (as hereinafter defined).

        3.4. Loan Amount. The aggregate principal amount of all Loans advanced (including the principal amount of the Loan being requested) shall not exceed $30,000,000.

        3.5. Regulation G. Borrower shall have completed and executed such forms as may be required under Regulation G issued by the Board of Governors of the Federal Reserve System to permit the transactions contemplated hereby.

                                   ARTICLE IV

                   Representations and Warranties of Borrower

        Borrower hereby represents and warrants to Lender as follows:





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        4.1. Organization.  Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or use of its assets or properties, or the conduct or nature of its business, makes such qualification necessary.

        4.2. Authority. Borrower has full corporate power and authority to enter into the Loan Documents and to perform its obligations thereunder. The execution, delivery and compliance by Borrower with the terms of the Loan Documents and the performance by Borrower of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of Borrower. The Loan Documents have been duly and validly executed and delivered by Borrower, and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        4.3. No Conflicting Agreements. Neither the execution and delivery by Borrower of any Loan Document nor the performance by Borrower of its obligations under any Loan Document will:

             (a) violate any law, writ, judgment, order, injunction, or decree applicable to Borrower or any of its assets or properties (including without limitation Regulation G, T, U, or X issued by the Board of Governors of the Federal Reserve System);

             (b) conflict with or result in or constitute a violation under the articles of incorporation or bylaws of Borrower;

             (c) result in the creation or imposition of any lien or other encumbrance upon Borrower or any of its assets or properties (except pursuant to the Pledge Agreement) or conflict with or result in or constitute a violation, breach, or default under, or give to any person or entity any right of termination, cancellation, acceleration, or modification in or with respect to, any agreement to which Borrower is a party or by which any of its assets or properties may be bound; or

             (d) require Borrower to obtain any consent, approval, or action of, or make any filing with or give any notice to, any person or entity.





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        4.4. Compliance with Laws.  Borrower is not in violation (or with or without notice or lapse of time or both, would be in violation) of any law, writ, judgment, order, injunction, or decree applicable to its business, operations, or affairs which violation would have a material adverse effect on the business, operations, or financial condition of Borrower.

        4.5. Financial Statements. Borrower has previously delivered to Lender a true and complete copy of Borrower's quarterly report on Form 10-Q for the quarter ended December 31, 1994 as filed with the Securities and Exchange Commission. All financial statements contained in such report were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and fairly present the financial position of the entities covered thereby as of the date thereof and the results of operations of the entities covered thereby for and during each of the periods covered thereby.

        4.6. No Undisclosed Liabilities. Except as disclosed in the balance sheet of Borrower contained in Borrower's quarterly report on Form 10-Q for the quarter ended December 31, 1994, as of December 31, 1994, Borrower had no liabilities required by GAAP to be disclosed on the face of the balance sheet of Borrower or in the footnotes related thereto. Since December 31, 1994, Borrower has not incurred any material liabilities required by GAAP to be disclosed on the face of the balance sheet of Borrower or in the footnotes related thereto other than in the ordinary course of business.

        4.7. Taxes. Borrower has filed all tax returns required to have been filed and has paid all taxes shown to be due and payable on such returns, including interest and penalties, and all other taxes which are payable by it, to the extent the same have become due and payable and are not being contested in good faith, except for such tax returns or taxes which the failure to file or pay would not have a material adverse effect on the business, operations, or financial condition of Borrower. Borrower is not aware of any proposed tax assessment against it, and all tax liabilities of Borrower are adequately provided for in accordance with GAAP. No income tax liability of Borrower has been asserted by the Internal Revenue Service for taxes in excess of those already paid, except as is being contested by Borrower in good faith.

        4.8. Benefit Plans. Schedule 1 hereto sets forth as of October 20, 1992 all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to which Borrower or any other person or entity which is a member of a "controlled group" including, or under common control with, Borrower within the meaning of Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code") ("Group Member"), has any direct,





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indirect, or contingent liability (other than any such plans maintained, sponsored, or contributed to by Lender or by any subsidiary of Lender ("Lender Subsidiary") of which Lender owns 80% or more of the common stock) ("Benefit Plans"). Each such Benefit Plan has been maintained at all times in compliance, in all material respects, with its provisions and applicable law, including without limitation, compliance with the applicable provisions of ERISA (including without limitation such provisions of ERISA as could cause or increase the direct, indirect, or contingent liability of any Group Member with respect to such Benefit Plan). Except for the Benefit Plans listed on Schedule 1 hereto that are identified either as a "multiemployer plan" or a "single-employer plan," as those terms are defined in Section 3(35) of ERISA, none of the Benefit Plans is subject to the provisions of Title IV of ERISA. None of the Benefit Plans is an "employee stock ownership plan" as defined in
Section 4975(e)(7) of the Code. Except as set forth on Schedule 1 hereto, no Group Member has provided, or agreed to provide, medical benefits to any former employee or dependent of such employee for periods subsequent to the severance of such employee's employment, other than as specifically required under Section 4980B of the Code. There has been no material prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the code) with respect to any Benefit Plan. With respect to those Benefit Plans identified on Schedule 1 hereto which, as of the close of their respective plan years next preceding October 20, 1992, have accrued liabilities in excess of the fair market value of their assets, the remainder of (a) the aggregate accrued liabilities of all such Benefit Plans determined as of the end of their respective plan years next preceding October 20, 1992, minus (b) the aggregate fair market value of the assets of all such Benefit Plans as of the end of such respective plan years, did not exceed $500,000. There has been no material increase in the amount of the accrued liabilities, or decrease in the fair market value of the assets, of the Benefit Plans since the close of its plan year next preceding October 20, 1992.

        4.9. Material Changes.  Since December 31, 1994:

             (a) there has not been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss, whether or not covered by insurance), condition, circumstance, or development of any character that, individually or in the aggregate, has or may reasonably be expected to have a material adverse effect on the business, operations, or financial condition of Borrower; and

             (b) Borrower has conducted its business, operations, and affairs solely in the ordinary course of business and consistent with past practice.





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        4.10. Margin Regulations.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G or U issued by the Board of Governors of the Federal Reserve System).


                                   ARTICLE V

                             Affirmative Covenants

        Borrower hereby agrees that, so long as there is any principal amount outstanding under the Note, Borrower will comply with the covenants of this
Article V, except to the extent that Lender may otherwise consent in writing.

        5.1. Financial Statements.

             (a) As promptly as practicable after the end of each fiscal quarter of this Agreement, Borrower will deliver to Lender true and complete copies of the unaudited consolidated balance sheet of Borrower and its consolidated subsidiaries as of the end of each such fiscal quarter and the related consolidated statement of operations of Borrower and its consolidated subsidiaries for the quarter then ending, together with any notes thereto.

             (b) As promptly as practicable after the end of each fiscal year of this Agreement, Borrower will deliver to Lender true and complete copies of the audited consolidated balance sheet of Borrower and its consolidated subsidiaries as of the end of each such year and the related consolidated statements of operations, stockholders' equity, and changes in financial position of Borrower and its consolidated subsidiaries for the year then ending, together with the notes thereto and the unqualified auditor's report thereon. Each such financial statement will be prepared in accordance with GAAP and will fairly present the consolidated financial position of the entities covered thereby as of the date thereof and the consolidated results of operations (and stockholders' equity and changes in financial position, as the case may be) of the entities covered thereby for and during each of the periods covered thereby.

        5.2. Conduct of Business; Compliance with Laws. Borrower shall (a) conduct its business only in the ordinary course of business and consistent with past practice, and (b) comply, in all material respects, with all laws, writs, judgments, orders, injunctions, or decrees applicable to its business, operations, or affairs.

        5.3. Payment of Obligations. Borrower shall (a) pay and discharge all its indebtedness, including without limitation its obligations under the Loans, as and when due and payable, and (b) take all actions necessary to prevent the occurrence of an





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Event of Default or default or breach under any agreement relating to such indebtedness.

        5.4. Benefit Plans.

             (a) Borrower shall make, or cause to be made, prompt payment of all material contributions required to be made to meet applicable minimum funding standards and contributions required under the terms of each Benefit Plan and related contractual obligation.

             (b) Borrower shall furnish (promptly after such failure) to Lender notice of any failure of Borrower or any Group Member (other than Lender and any Lender Subsidiary) to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment which would give rise to the assessment of a lien under
Section 302 of ERISA.

             (c) Borrower shall furnish (promptly after knowledge) to Lender notice of the occurrence of any event or condition which has the result that any representation or warranty contained in Section 4.8 hereof or Section 5.12 of the FoxMeyer Loan Agreement ceases to be true. Such notice shall specify the nature of such event or condition and, to the extent such event or condition would be reasonably expected to have a material adverse effect on the business, operations, or financial condition of Borrower, include a description of the action that Borrower or any Group Member (other than Lender and any Lender Subsidiary) is taking or proposing to take with respect to such event or condition and, when known, any action taken by the Internal Revenue Service or the Department of Labor with respect thereto.

        5.5  Taxes.

             (a) Borrower shall pay, before any penalty or interest thereon, all taxes of whatever form (including without limitation, all "Taxes" as such term is defined in the Tax Sharing Agreement ("Tax Sharing Agreement") dated November 25, 1992, as amended, among Lender, Borrower, and Borrower's other consolidated subsidiaries) imposed upon Borrower by any applicable law, rule, or regulation; provided, however, that Borrower shall not be required to pay any such taxes if and to the extent that (i) the amount, applicability, or validity thereof is currently (at the time in question) being contested in good faith by appropriate action promptly initiated and diligently conducted and (ii) Borrower shall have set aside on its books reasonable cash reserves (segregated to the extent required by GAAP) that are adequate for the payment of such taxes; and provided, further, however, that all such taxes shall in any event be paid by Borrower forthwith upon the commencement of any proceedings to foreclose any lien which may have attached as security therefor.





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

             (b) Borrower shall promptly notify Lender of any taxes or claims of a material nature contested by Borrower and the circumstances relating thereto, in detail reasonably satisfactory to Lender.


                                   ARTICLE VI

                               Negative Covenants

        Borrower hereby agrees that, so long as there is any principal amount outstanding under the Note, Borrower will comply with the covenants of this
Article VI, except to the extent that Lender may otherwise consent in writing.

        6.1. Benefit Plans.

             (a) Borrower shall refrain from taking, and shall cause each Group Member (other than Lender and any Lender Subsidiary) to refrain from taking, any action that will cause any representation or warranty contained in
Section 4.8 hereof or Section 5.12 of the FoxMeyer Loan Agreement to not be true (except to the extent that such representation or warranty is expressly made only in reference to a specific prior date).

             (b) Borrower shall refrain from amending or modifying any Benefit Plan which would have the effect of materially increasing (or creating) the positive remainder, if any, of (i) the accrued liabilities of such Benefit Plans, minus (ii) the fair market value of the assets of such Benefit Plans.

             (c) Borrower shall refrain from adopting, and shall cause each Group Member (other than Lender and any Lender Subsidiary) to refrain from adopting, any Benefit Plan which has accrued liabilities materially exceeding the fair market value of its assets as of the date of adoption.

        6.2. Certain Actions. Borrower shall refrain from taking or failing to take, and shall cause each Group Member to refrain from taking or failing to take, any action that is permitted by the FoxMeyer Loan Agreement if such action or omission would result in a breach of Section 6.1(e) or 6.2(p) of the FoxMeyer Loan Agreement.


                                  ARTICLE VII

                               Events of Default

        7.1. Events of Default. An "Event of Default" shall exist if any one or more of the following shall occur:





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             (a)   Borrower shall fail to make any payment of principal or
interest with respect to the Loans on or before the date that such payment is due and such failure has not been cured within 90 days after such failure;

             (b) Borrower shall default on any indebtedness of Borrower for borrowed money aggregating more than $5,000,000 (other than the Loans) and such default has not been cured within 90 days after such default;

             (c) Borrower shall fail to observe or perform any material covenant or agreement contained in Article V or Article VI of this Agreement or contained in the Pledge Agreement and such failure has not been cured within 60 days after such failure;

             (d) any representation or warranty made by Borrower in this Agreement or the Pledge Agreement shall be untrue in any material respect as of the date when made or deemed made and such representation or warranty has not been made true within 60 days after becoming untrue;

             (e) any lien or security interest granted or purported to be granted to Lender in the Pledge Agreement shall be invalid or unenforceable or is not or ceases to be a perfected first priority lien, in favor of Lender, against the asset pledged thereunder and such invalidity, unenforceability, or cessation has not been cured within 60 days after occurrence;

             (f)   the dissolution, merger or consolidation of Borrower;

             (g) the appointment of a receiver or conservator for all or part of Borrower's assets and such receiver or conservator is not dismissed within 60 days after such appointment;

             (h) any assignment for the benefit of creditors or any commencement of any proceeding under any bankruptcy or insolvency law by or against Borrower and, if such proceeding is commenced by any person or entity other than Borrower, such proceeding is not dismissed within 60 days after the entry or filing thereof;

             (i) any levy on or any seizure or attachment of the collateral pledged pursuant to the Pledge Agreement or any part thereof;

             (j) the occurrence of any event, act, omission, rule, regulation, statute or law (i) preventing Borrower from enforcing Lender's obligations to make payments under the Tax Sharing Agreement, (ii) preventing Lender from being eligible to be included in the consolidated federal income tax return for the affiliated group of which Borrower is the common parent, or (iii) materially limiting the use or availability of the net





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operating losses of Borrower and its affiliates (other than Lender and its affiliates) and the effect of such occurrence has not been cured within 90 days after such occurrence; or

             (k)   (i) the occurrence of a "reportable event" described in
Section 4043(b)(1), (5), (6) or (9) of ERISA with respect to any Benefit Plan (except that, with respect to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, Borrower must have knowledge of such reportable event),
(ii) the occurrence or commencement of any proceeding that may reasonably be expected to result in the termination of a Benefit Plan subject to the provisions of Title IV of ERISA, or (iii) the incurrence of a withdrawal liability under Section 4063, 4064 or 4201 of ERISA, provided that, in each of clauses (i), (ii), and (iii) above, the aggregate liability incurred by Borrower and any Group Member (other than Lender and any Lender Subsidiary) as a result of such event or events, individually or collectively, shall exceed $1,000,000.

        7.2 Rights Upon Default. If an Event of Default occurs, Lender may, in its sole discretion, take any one or more of the following actions:

             (a) without demand or notice of any nature whatsoever, declare all or part of the outstanding principal amount of the Note immediately due and payable (whereupon such amount shall be immediately due and payable);

             (b)   terminate its commitment to make further Loans;

             (c) foreclose any or all liens in favor of Lender and otherwise realize upon any and all rights that Lender may have in and to the collateral pledged pursuant to the Pledge Agreement;

             (d) if such Event of Default consists of the failure of Borrower to make any payment of principal or interest with respect to the Loans on or before the date that such payment is due, Lender may, without limiting any other rights it may have under the law, reduce any amount that Lender owes (at the time of such Event of Default) to Borrower under the Tax Sharing Agreement by an amount not to exceed the amount of such payment provided and to the extent that such reduction is not prohibited by the provisions of any loan agreement in effect to which Borrower is a party (as a borrower) and has loans outstanding; or

             (e) exercise any and all other rights and remedies that Lender may have under the Loan Documents or under applicable law.





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                                  ARTICLE VIII

                                 Miscellaneous

        8.1. Survival of Provisions.

             (a) All representations and warranties made by Borrower in this Agreement shall survive the execution and delivery of the Loan Documents, and shall remain in full force and effect thereafter, until the repayment in full of the Loans.

             (b) All covenants and agreements made by Borrower in this Agreement to be performed after the date hereof shall survive the date hereof, and shall remain in full force and effect thereafter, until the expiration of the terms or periods respectfully specified therein or (if there is no such specified term or period) until the repayment in full of the Loans.

        8.2. Expenses. Except as otherwise specifically provided in this Agreement, each party hereto will pay its own expenses incurred or to be incurred by it in negotiating this Agreement and in performing its obligations under this Agreement.

        8.3 Notices. Any notice or communication given pursuant to this Agreement must be in writing and (a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

             (i)   If to Borrower:

                        FoxMeyer Health Corporation
                        1220 Senlac Drive
                        Carrollton, Texas  75006
                        Attention:  John G. Murray
                        Facsimile number:  214/446-4221

            (ii)   If to Lender:

                        FoxMeyer Corporation
                        1220 Senlac Drive
                        Carrollton, Texas 75006
                        Attention:  Kevin J. Rogan, Esq.
                        Facsimile number:  214/446-4295


All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 8.3 will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving notice in accordance with this Section 8.3 specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

        8.4. Entire Agreement. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, agreements, understandings, representations, and warranties, whether oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Original Agreement. There are no oral or written agreements, understandings, representations, or warranties between the parties hereto with respect to the subject matter hereof other than those set forth in this Agreement.

        8.5. Assignment and Amendment of Agreement. This Agreement will be binding upon the parties hereto and their respective successors and permitted assignees. Neither this Agreement, any part hereof, nor any right or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void). Neither Lender nor Borrower will amend or modify any provision of this Agreement in violation of Section 6.2(w) of the FoxMeyer Loan Agreement.

        8.6. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such state. The parties hereto agree that, except for Section 15.10(b) thereof, the provisions of Article 5069-15.01 et seq. of the Revised Civil Statutes of Texas, 1925, as amended (regulating certain revolving credit loans and revolving triparty accounts) shall not apply to the Loans or any Loan Document.

        8.7. No Third Party Rights. Except as set forth in the next sentence, this Agreement is not intended and may not be construed to create any rights (including third party beneficiary rights) in any parties other than Lender, Borrower, and their respective successors and permitted assignees. The parties hereto acknowledge and agree that the lenders that are parties to the FoxMeyer Loan Agreement are third party beneficiaries with respect to the obligations of the parties hereto contained in Section 8.5 hereof.

        8.8. Incorporation of Exhibits. The exhibits attached hereto are hereby incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any such exhibit, the provisions of this Agreement will control.

        8.9. Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby," "hereunder," "hereto," and derivative or similar words will refer to this entire Agreement, (d) the terms "Article" or "Section" will refer to the specified Article or Section of this Agreement, (e) the term "in the ordinary course of business and consistent with past practice" will mean in the ordinary course of the business, operations, and affairs of the person or entity specified, in each case, consistent with past practices of such business, operations, and affairs and consistent with all applicable laws, and (f) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the applicable list.

       8.10. Waiver and Remedies. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Any such waiver will be in writing and will be executed by such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

       8.11. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

       8.12. Further Assurances. Borrower shall, at any time and from time to time upon the request of Lender, execute and deliver such further documents and take such further actions as Lender may reasonably request to effect the purposes of this Agreement (including without limitation in connection with compliance with Regulation G issued by the Board of Governors of the Federal Reserve System).

       8.13. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.


             IN WITNESS WHEREOF, each party hereto has duly executed and delivered this Agreement effective as of January 1, 1995.

                                       FOXMEYER CORPORATION

                                       By: /s/ Peter B. McKee
                                           ----------------------------------

                                       Name:  Peter B. McKee

                                       Title: Senior Vice President and
                                              Chief Financial Officer


                                       FOXMEYER HEALTH CORPORATION

                                       By: /s/ John G. Murray
                                           ----------------------------------

                                       Name:  John G. Murray

                                       Title: Assistant Treasurer

                           SCHEDULE 1 - BENEFIT PLANS


National Intergroup, Inc. Retirement Plan (001)

The Retirement Savings Plan for Salaried Employees of National Intergroup, Inc.
(002)

Pension Plan for Hourly Employees of Salisbury and Sommerville Plants of Republic Foil, Inc. (046)

National Steel Products Company Hourly Pension Plan (057)

National Intergroup, Inc. Pension Plan for Former Hourly Employees of NSSC Houston Facility (063)

Retirement Savings Plan for Salaried Employees of National Aluminum Corporation
(067)

Program of Health Insurance for Eligible Hourly Retirees and Surviving Spouses of National Steel Products Company (601)

Basic Life Insurance for Eligible Salaried Employees of National Intergroup, Inc. (623)

Supplemental Life Insurance for Eligible Salaried Employees of National Intergroup, Inc. (624)

Personal Accident Insurance for Eligible Salaried Employees of National Intergroup, Inc. (625)

Long Term Disability Program for Eligible Salaried Employees of National Intergroup, Inc. (626)

Program of Hospital and Related Benefits, Physicians' Services, Major Medical and Dental Benefits for Eligible Salaried Employees of National Intergroup, Inc.
(627)

Travel Accident Insurance for Eligible Salaried Employees of National Intergroup, Inc. (628)

Program of Health Insurance for Eligible Salaried Retirees and Surviving Spouses of National Steel Products Company (629)

Program of Hospital, Physicians' Services and Major Medical Expense Benefits for Eligible Pensioners and Surviving Spouses (under age 65) of National Intergroup, Inc. (633)

Program of Hospital, Physicians' Services and Major Medical Expense Benefits for Eligible Pensioners and Surviving Spouses (age 65 and older) of National Intergroup, Inc. (634)

Comprehensive Major Medical Plan for Eligible Pensioners and Surviving Spouses of National Intergroup, Inc. (635) 1

Program of Retirement Life Insurance for Eligible Retirees of National Intergroup, Inc. (638)2

National Intergroup, Inc. Special Severance Plan (639)

Weirton Liabilities Agreement Between National Intergroup, Inc. and Nippon Kokkan K.K.








     ------------------
     1. This plan provided medical coverage to retirees of National Intergroup, Inc. and National Aluminum Corporation.

     2. This plan provides life insurance coverage to retirees of National Intergroup, Inc., National Aluminum Corporation and National Steel Products Company.